Exhibit 99

TCF Employees Stock Purchase Plan

Financial Statements and

Supplemental Schedules

December 31, 2010, 2009 and 2008

TCF Employees Stock Purchase Plan

Index - Financial Statements and Schedules

Report of Independent Registered Public Accounting Firm

The Board of Directors of TCF Financial Corporation and

The Plan Sponsor and Plan Administrator of the

TCF Employees Stock Purchase Plan:

We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2010.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole.  Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  These supplemental schedules are the responsibility of the Plan’s management.  The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ KPMG LLP

Minneapolis, Minnesota

June 24, 2011

TCF Employees Stock Purchase Plan

Statements of Net Assets Available for Plan Benefits

	At December 31,
	2010	2009
Assets:
Investments at fair value:
TCF Financial Corporation Stock Fund:
TCF Financial Corporation common stock	$116,024,012	$110,882,716
Cash and accrued interest receivable	14,664	8,440
Total TCF Financial Corporation Stock Fund	116,038,676	110,891,156

Mutual funds	38,939,750	26,245,310
Money market mutual fund	7,992,025	6,218,640
Total assets	162,970,451	143,355,106

Liabilities:
Distributions payable to participants	194,576	247,586

Net assets available for plan benefits	$162,775,875	$143,107,520

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Statements of Changes in Net Assets Available for Plan Benefits

	Year Ended December 31,
	2010	2009	2008
Investment income:
Dividends	$2,333,589	$3,712,238	$7,958,194
Interest	—	—	12,245
Total investment income	2,333,589	3,712,238	7,970,439

Net appreciation (depreciation):
Realized gains/(losses) on distributions,
sales and share class changes:
TCF Financial Corporation
Stock Fund	2,544,664	(224,971)	3,404,611
Mutual funds	164,473	(1,035,313)	(577,504)

Change in unrealized appreciation
(depreciation) of investments:
TCF Financial Corporation
Stock Fund	7,770,681	463,219	(34,442,410)
Mutual funds	4,973,284	5,989,852	(7,683,035)
Total net appreciation
(depreciation)	15,453,102	5,192,787	(39,298,338)

Deposits and contributions:
Participant deposits	12,971,619	12,753,184	12,474,684
Employer cash contributions	6,849,824	6,868,723	6,860,806
Total deposits and contributions	19,821,443	19,621,907	19,335,490

Distributions:
Withdrawals and distributions	(17,368,402)	(11,550,388)	(13,835,378)
Dividends	(570,377)	(1,295,598)	(3,148,335)
Total distributions	(17,938,779)	(12,845,986)	(16,983,713)

Administrative expenses	(1,000)	-	(115,991)

Increase (decrease) in net assets
available for plan benefits	19,668,355	15,680,946	(29,092,113)

Net assets available for plan benefits:
Beginning of year	143,107,520	127,426,574	156,518,687
End of year	$162,775,875	$143,107,520	$127,426,574

See accompanying notes to financial statements.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(1)                                  Accounting Policies

The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting.  Assets of the Plan are stated at fair value.  The fair value of these assets are based upon quotes from independent asset pricing services based on active markets.  Purchases and sales of investments are recorded on a trade-date basis.  The cost of Plan investments sold is determined by the average cost method.  Distributions are recorded when paid.

Basis of Presentation

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan invests in various investment securities.  Investment securities are exposed to various risks such as interest rate, market, and credit risks.  Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits.

The Plan provides for investment in TCF Financial Corporation common stock.  At December 31, 2010 and 2009, approximately 71% and 77% of the Plan’s total assets were invested in the common stock of TCF Financial Corporation. The underlying value of the TCF Financial Corporation common stock is entirely dependent upon the performance of TCF Financial Corporation and the market’s evaluation of such performance.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(2)                                  Employees Stock Purchase Plan

The Plan is intended to meet the requirements of a stock bonus plan under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code.  The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan sponsor is TCF Financial Corporation (“TCF Financial”).  For the years ended December 31, 2010 and 2009, Mercer Trust Company (“Mercer” or “Trustee”) was the trustee of the Plan appointed to serve under the trust agreement, and record keeping administration of the Plan was managed by Mercer HR Services, LLC.  For the year ended December 31, 2008, US Bank National Association (“US Bank” or “Trustee”) was the trustee of the Plan appointed to serve under the trust agreement and Hewitt Associates LLC provided record keeping administration.

All full-time and part-time employees of TCF Financial or its subsidiaries are eligible to participate in the Plan.   Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis.  Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial.  The aggregate contributions are subject to the Internal Revenue Service (“IRS”) maximum annual limits of $16,500, $16,500 and $15,500 during 2010, 2009 and 2008, respectively. The Plan allows participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above.  The maximum catch-up contribution was $5,500, $5,500 and $5,000 for 2010, 2009 and 2008, respectively.

Participating employers match the contributions of employees who have completed one year of service at the rate of 50 cents per dollar contributed for employees with one to less than five years of service, 75 cents per dollar contributed for employees with five to less than ten years of service and $1 per dollar contributed for employees with ten or more years of service.  Employer matching contributions are made on the first 6% of eligible compensation contributed.  Employer contributions are generally made in cash and can also be made in the form of TCF Financial Corporation common stock.

All employee and employer contributions are invested in participant directed investments, including TCF Financial Corporation common stock, shortly after the date contributed.

The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit.  These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations.  To date, no such contributions have been made.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or TCF Financial Corporation common stock.  Effective June 1, 2008, participants may also elect to diversify their employer matching account balance immediately without a service completion requirement. Prior to June 1, 2008, participants could elect to diversify their employer matching account balance after completing three years of service.  Eligible participants may select from the following investment options: Vanguard Institutional Index Fund, Vanguard Mid-Cap Index Fund, Vanguard Small-Cap Index Fund, Vanguard Intermediate-Term Bond Index Fund, Vanguard Developed Markets Index Fund, Vanguard Prime Money Market Fund and the TCF Financial Corporation Stock Fund.

Participant contributions to the Plan are fully vested at all times.  Participants’ interests in the employer matching contributions generally vest at the rate of 20% per year (with full vesting after five years of service).  The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986.

Dividends paid on the TCF Financial Corporation Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant.  Dividends paid from the mutual funds are reinvested in the mutual funds.

Effective July 1, 2008, amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined.  Other Plan obligations are paid directly by TCF Financial.  Administrative expenses paid by TCF Financial during 2010, 2009 and 2008 totaled $445,564, $517,203 and $812,621, respectively.  Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods.

Effective April 1, 2008, the trustee redeposits to the Plan, on a monthly basis, all outstanding distribution checks which have not been cashed within 9 months from date of issuance.  During 2010, TCF Financial received $16,978 of redeposited distributions from the trustee and reissued distribution checks to former participants totaling $69,988.  As of December 31, 2010 and 2009, $194,576 and $247,586 of distributions were payable to former participants, respectively.

The Advisory Committee for the TCF Employees Stock Purchase Plan has shared voting power with participants of all allocated shares of TCF common stock in the Plan.

TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees.  In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(3)                                  Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial.  Participant deposits, employer contributions and the related net assets are as follows:

	Year Ended December 31, 2010
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2010 Net Assets

TCF Financial Corporation	$137,539	$109,393	$4,716,645
TCF National Bank	9,772,686	5,213,220	135,822,125
TCF Equipment Finance, Inc.	1,541,481	753,401	10,308,304
Winthrop Resources Corporation	771,855	494,351	7,471,927
TCF Portfolio Services, Inc.	92,411	70,867	1,735,266
TCF Inventory Finance, Inc.	625,559	190,514	1,392,394
TCF Agency, Inc.	22,672	14,370	791,861
TCF Insurance Agency, Inc.	-	-	487,038
Great Lakes Mortgage LLC	7,416	3,708	50,315
Total	$12,971,619	$6,849,824	$162,775,875

	Year Ended December 31, 2009
Participating Employer	Participant Deposits at Cost	Employer Contributions at Cost	At December 31, 2009 Net Assets

TCF Financial Corporation	$150,706	$105,711	$4,925,631
TCF National Bank	10,223,620	5,547,213	121,612,325
TCF Equipment Finance, Inc.	1,327,207	656,178	7,581,577
Winthrop Resources Corporation	614,266	409,834	5,842,657
TCF Portfolio Services, Inc.	95,779	72,228	1,441,264
TCF Agency, Inc.	63,002	22,101	674,316
TCF Inventory Finance, Inc.	262,110	53,900	498,664
TCF Insurance Agency, Inc.	-	-	495,297
Great Lakes Mortgage LLC	16,494	1,558	35,789
Total	$12,753,184	$6,868,723	$143,107,520

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(4)                                  Income Tax Status

TCF Financial has received a favorable tax determination letter from the IRS dated May 7, 2003, indicating that the Plan qualified under Sections 401(a) and 4975(e) (7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code.  As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan.  Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status.

The most recent determination letter dated May 7, 2003 provided a favorable determination regarding the restatement of the Plan document in its entirety on April 30, 2001.  The Plan administrator believes the Plan continues to qualify under provisions of Section 401(a) of the Code and that the related trust is exempt from federal income taxes.

Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties.  The Plan administrator believes the Plan is no longer subject to income tax examinations for the years prior to 2008 and there are currently no audits for any tax period in progress.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(5)                                  Investments Not Directed by Participants

Effective June 1, 2008, participants may elect to diversify their employer matching account balance immediately without a service completion requirement.  Prior to June 1, 2008, changes in net assets relating to investments of non-participant directed assets represented the employer matching account balances of participants that had not yet completed three years of service.

For the years ended December 31, 2010 and 2009 and for the period June 1, 2008 through December 31, 2008, all balances were directed by participants.  For the year ended December 31, 2008, the significant components of the changes in net assets relating to investments not directed by participants are as follows:

Year Ended December 31, 2008
Investment income:
Dividends	$27,754
Interest	-
Total investment income	27,754

Net depreciation	(402,872)

Employer cash contributions	546,071

Transfers to assets eligible for
participant direction	(947,812)

Distributions:
Withdrawals and distributions	(54,559)
Dividends	(403)
Total distributions	(54,962)

Administrative expenses	(115,991)

Decrease in net assets
not directed by participants	(947,812)

Net assets not directed by
participants:
Beginning of year	947,812
End of year	$-

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(6)                                  Investments

Plan investments are stated at fair value as determined by quoted market prices.  The net unrealized appreciation / (depreciation) of investments reflected in Plan total and net assets is as follows:

	At December 31, 2010
	Cost	Fair Value	Unrealized Appreciation
TCF Financial Corporation Stock Fund:
TCF Financial Corporation common stock *	$108,525,603	$116,024,012	$7,498,409
Cash and accrued interest receivable	14,664	14,664	-
Total TCF Financial Corporation Stock Fund	108,540,267	116,038,676	7,498,409

Mutual funds **	34,822,625	38,939,750	4,117,125
Money market mutual fund	7,992,025	7,992,025	-
	$151,354,917	$162,970,451	$11,615,534

	At December 31, 2009
	Cost	Fair Value	Unrealized Depreciation
TCF Financial Corporation Stock Fund:
TCF Financial Corporation common stock *	$111,154,988	$110,882,716	$(272,272)
Cash and accrued interest receivable	8,440	8,440	-
Total TCF Financial Corporation Stock Fund	111,163,428	110,891,156	(272,272)

Mutual funds ***	27,101,469	26,245,310	(856,159)
Money market mutual fund	6,218,640	6,218,640	-
	$144,483,537	$143,355,106	$(1,128,431)

* Individual investments which represent 5% or more of the net assets available for plan benefits.

** Includes investments in the Vanguard Mid-Cap Index Fund, Vanguard Institutional Index Fund and Vanguard Small-Cap Index Fund which have fair values of $11,444,333, $10,437,714 and $8,405,544, respectively, each representing 5% or more of the net assets available for plan benefits.

*** Includes investments in the Vanguard Mid-Cap Index Fund and Vanguard Institutional Index fund which have a fair value of $8,088,262 and $7,384,337, respectively, each representing 5% or more of the Plan’s net assets.

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(7)                                 Fair Value Measurement

FASB Accounting Standard Codification (ASC) 820, Fair Value Measurements and Disclosures defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements.  Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”.

At December 31, 2010, assets held in trust for the Plan included investments in publicly traded stock and mutual funds, including money market mutual funds. The fair value of these assets is based upon quotes from independent asset pricing services based on active markets, which are considered level 1 under FASB ASC 820 and are measured on a recurring basis.  There were no assets measured on a recurring basis that are based on observable market prices (level 2) or company determined market prices (level 3).

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

(8)                                 Distributions

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial Corporation common stock.  Distributions, sales and share class changes (mutual funds) are as follows:

	Year Ended December 31, 2010
	Number of Shares	Cost	Fair Value	Gains on Distributions and Sales
TCF Financial Corporation common stock	1,458,645	$ 20,089,535	$ 22,634,199	$ 2,544,664
Mutual funds	291,235	5,807,705	5,972,178	164,473
Money market mutual fund	18,712,718	18,712,718	18,712,718	-
	20,462,598	$ 44,609,958	$ 47,319,095	$ 2,709,137

	Year Ended December 31, 2009
	Number of Shares	Cost	Fair Value	Losses on Distributions and Sales
TCF Financial Corporation common stock	1,075,601	$ 14,719,690	$ 14,494,719	$ (224,971)
Mutual funds	266,083	5,473,490	4,438,177	(1,035,313)
Money market mutual fund	19,928,159	19,928,159	19,928,159	-
	21,269,843	$ 40,121,339	$ 38,861,055	$ (1,260,284)

	Year Ended December 31, 2008
	Number of Shares	Cost	Fair Value	Gains / (Losses) on Distributions and Sales
TCF Financial Corporation common stock	813,826	$ 10,435,139	$ 13,839,750	$ 3,404,611
Mutual funds	237,748	6,437,555	5,860,051	(577,504)
Money market mutual fund	44,422,615	44,422,615	44,422,615	-
	45,474,189	$ 61,295,309	$ 64,122,416	$ 2,827,107

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Cash and shares of TCF Financial Corporation common stock totaling $17,938,779, $12,845,986 and $16,983,713 were distributed in 2010, 2009 and 2008, respectively.  At December 31, 2010 and 2009, there were $30,759 and $5,396, respectively, of distribution amounts that have not yet been paid to participants.  In addition, at December 31, 2010 and 2009 there were $194,576 and $247,586 of distribution amounts paid to current and prior plan participants by check which had not yet been cashed.  Outstanding distribution payments are shown as a liability reducing assets available for plan benefits.

The accompanying financial statements for 2010 and 2009 differ from the Form 5500, as filed with the Department of Labor, as follows:

	At December 31,
	2010	2009
Net assets available for plan benefits reported on the accompanying financial statements	$162,775,875	$143,107,520
Liabilities including amounts due to participants	(30,759)	(5,396)
Net assets available for plan benefits reported on Form 5500	$162,745,116	$143,102,124

The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500:

	Year Ended December 31,
	2010	2009
Distributions to participants reported on the accompanying financial statements	$17,938,779	$12,845,986
Add: Amounts allocated to withdrawing participants at year end	30,759	5,396
Less: Amounts allocated to withdrawing participants at the prior year end	(5,396)	(66,854)
Distributions to participants reported on Form 5500	$17,964,142	$12,784,528

TCF Employees Stock Purchase Plan

Notes to Financial Statements (Continued)

Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows:

	Year Ended December 31,
	2010	2009	2008

Total forfeitures during year	$393,126	$362,276	$348,251

Forfeitures carried over from previous year	6,878	15,233	9,808

Interest on forfeited amounts	141	626	4,453

Forfeitures used to reinstate employee balances	(19,447)	(11,257)	(26,288)

Forfeitures used to fund employer contributions	(355,000)	(360,000)	(205,000)

Forfeitures used to pay plan expenses	(1,000)	-	(115,991)

Forfeitures to be used to offset future obligations	$24,698	$6,878	$15,233

If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participant’s account.

(9)                                 Party-in-Interest Transactions

The Plan engages in transactions involving the acquisition or disposition of TCF Financial Corporation common stock.  TCF Financial is a party-in-interest.  These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code.

During 2010 and 2009, TCF Financial did not purchase any shares of TCF Financial Corporation common stock from the Plan.

During 2010 and 2009, the Plan purchased 1,037,816 and 1,259,812 shares, respectively, of TCF Financial Corporation common stock from TCF Financial Corporation for $15,672,973 and $16,663,945, respectively.  The shares were purchased at current market prices with no commission fees.

Schedule 1

TCF Employees Stock Purchase Plan

Schedule H, line 4i - Schedule of Assets (Held at End of Year)

At December 31, 2010

Issuer	Description	Shares	Cost	Fair Value

TCF Financial Corporation common stock*			$108,525,603	$116,024,012
Cash and accrued interest receivable			14,664	14,664
Total TCF Financial Corporation Stock Fund*:	Stock Fund	7,834,155	$108,540,267	$116,038,676

Vanguard Institutional Index Fund	Mutual Fund	90,755	$9,759,113	$10,437,714

Vanguard Mid-Cap Index Fund	Mutual Fund	562,099	$9,565,401	$11,444,333

Vanguard Small-Cap Index Fund	Mutual Fund	241,747	$7,281,375	$8,405,544

Vanguard Intermediate-Term Bond Index Fund	Mutual Fund	599,015	$6,448,584	$6,714,954

Vanguard Developed Markets Index Fund	Mutual Fund	192,565	$1,768,152	$1,937,205

Vanguard Prime Money Market Fund	Mutual Fund	7,992,025	$7,992,025	$7,992,025

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.

Schedule 2

TCF Employees Stock Purchase Plan

Schedule H, line 4j - Schedule of Reportable Transactions

Year Ended December 31, 2010

Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gains

TCF Financial Stock Fund *	456	970	$17,459,348	$22,634,199	$20,089,535	$2,544,664

Series of Transactions (Involving One Broker) Which Exceed 5% of Plan Assets:

	Number of		Amount of
Description of Asset	Purchases	Sales	Purchases	Sales	Cost	Net Gains

Not Applicable

*Parties-in-interest

See accompanying Report of Independent Registered Public Accounting Firm.